Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2006 FOURTH QUARTER AND FULL YEAR RESULTS

Company reports record revenues and free cash flow (1)

Earnings impacted by higher tax rate and restructuring expenses

Mentor, Ohio (May 10, 2006) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2006 fourth quarter and full year ended March 31, 2006. Fiscal 2006 fourth quarter revenues increased 8% to a record $331.3 million, compared with $307.0 million in the fourth quarter of fiscal 2005, driven by growth in all three operating segments.

Fiscal 2006 fourth quarter net income, as reported, was $8.5 million, or $0.12 per diluted share, including restructuring expenses. Restructuring expenses, which were primarily non-cash, negatively impacted pre-tax earnings by $25.3 million and were largely related to the previously announced transfer of the Erie, Pennsylvania manufacturing operations to Monterrey, Mexico. Fiscal 2006 fourth quarter results were also negatively impacted by a significantly higher effective tax rate, primarily due to ongoing routine IRS audits covering the tax years 1997-2001. Additionally, during the quarter, the Company incurred expenses of approximately $4.0 million related to the termination of certain long-term marketing agreements. Excluding the $25.3 million restructuring expense, adjusted net income from continuing operations was $23.1 million, or $0.34 per diluted share, compared with net income from continuing operations of $25.1 million, or $0.36 per diluted share in the prior year quarter. A reconciliation of fourth quarter adjusted net income can be found in the attached financial tables as part of the Company’s non-GAAP disclosures.

“Although there were many factors impacting our reported earnings this year, the bottom line is that fiscal 2006 was an important one for STERIS. Our performance was stable and we delivered strong cash generation, but overall, we were short of where we expect to be long-term,”

STERIS Corporation

News Announcement

said Les C. Vinney, STERIS’s president and chief executive officer. “We did take several critical actions that will prepare the Company for the future, and set a solid foundation for accelerated earnings growth. Not only have we begun to turn the corner with our Life Sciences business, which delivered a much improved fourth quarter, we also took a major step towards lowering our cost structure by announcing the transfer of manufacturing operations from Erie to Monterrey, Mexico. In addition, building on our actions in Life Sciences, we intensified our effort to move our European operations toward profitability and further advanced our new product application development. As these key actions come together over time, and we continue to develop new opportunities, we expect to be solidly positioned for future growth.”

For the full year fiscal 2006, revenues increased 7% to a record $1.16 billion compared with fiscal 2005. Net income, as reported, was $70.3 million, or $1.02 per diluted share, compared with $86.0 million, or $1.23 per diluted share in fiscal 2005. Net income for fiscal 2006 includes the gain on the sale of the discontinued freeze dryer product line and the restructuring expenses incurred in the fourth quarter. Net income from continuing operations, excluding restructuring expenses, was $78.6 million, or $1.14 per diluted share compared with net income from continuing operations of $83.7 million, or $1.20 per diluted share in fiscal 2005. A reconciliation of full year adjusted net income can be found in the attached financial tables as part of the Company’s non-GAAP disclosures.

Segment Results

Healthcare revenues for the fourth quarter increased 7% to $233.6 million compared with the prior year quarter. Acquisitions contributed 3% to revenue growth, including strong sales of the acquired C-Max surgical table, both in the U.S. and internationally. Service and consumables growth drove the organic growth in the quarter. Including the impact of restructuring expenses, Healthcare segment operating income was $11.3 million for the quarter, compared with $40.4 million in the fourth quarter of last year. Excluding restructuring expenses, Healthcare operating income was $36.1 million, a decline of 11% compared with the prior year quarter, reflecting the termination of certain long-term marketing agreements and investments in Asia, a key growth market.

STERIS Corporation

News Announcement

Life Sciences fourth quarter revenues increased 16% to $65.9 million compared with $56.9 million in the fourth quarter of fiscal 2005. The increase in revenues reflects increased demand for capital equipment in the pharmaceutical production market. In addition, the Company benefited from a focus on selling replacement equipment to the research market. Life Sciences recorded operating income of $2.4 million in the quarter, compared with breakeven operating results in the same period last year, primarily reflecting increased volumes. Excluding restructuring expenses, Life Sciences operating income was $2.9 million.

Fourth quarter revenues for STERIS Isomedix Services increased 2% to $31.8 million compared with the prior year fourth quarter. Although base market demand remains stable, revenue comparisons in the segment were impacted by increased processing revenue in the 2005 fiscal year, as a result of a short-term reduction in industry capacity. Segment operating income was $4.9 million compared with $5.9 million in the prior year quarter. The lower segment operating margin rate primarily reflected flat volumes and the fixed cost nature of the segment.

A reconciliation of segment operating income excluding restructuring expenses can be found in the attached financial tables as part of the Company’s non-GAAP disclosures.

Cash Flow

Cash provided by operations for fiscal 2006 was $162.0 million, compared with $148.9 million last year. Free cash flow (1) was a record $110.8 million, compared with free cash flow of $92.7 million in fiscal 2005, primarily reflecting reduced capital expenditures and lower working capital requirements. Capital expenditures for fiscal 2006 were $51.2 million, compared with $56.2 million in the same period last year.

During the quarter, the Company repurchased 786,500 shares of its common stock at an average price of $25.21 per common share for a total cash amount of $19.8 million. At the end of the quarter, approximately 2.2 million common shares remained under the Company’s currently authorized share repurchase program.

STERIS Corporation

News Announcement

Fiscal 2007 Outlook

Reflecting a commitment to communicating long-term growth prospects and outlook to investors, the Company will provide only annual guidance, replacing the past practice of providing quarterly guidance. On a quarterly basis, the Company expects to update its annual outlook based upon current trends and its review of performance.

For fiscal 2007, the Company’s guidance includes the impact of the transfer of Erie manufacturing operations to Mexico. In addition, guidance includes the Company’s accounting for stock-based compensation for the first time, which will impact gross margins and operating margins for the segments and total Company.

The table below provides the range of anticipated performance for fiscal year 2007 for key financial metrics.

Revenue Growth
Healthcare Segment	4% to 6%
Life Sciences Segment	6% to 8%
Isomedix Segment	4% to 5%
Total Net Revenues (in millions)	$1,210 to $1,230

Gross Margin Rate	41.5% to 42.5%

Operating Margin Rate
Healthcare Segment	12% to 13%
Life Sciences Segment	1% to 2%
Isomedix Segment	15% to 16%
Total Operating Margin Rate	10.5% to 11.5%

Tax Rate	39% to 41%

Diluted Earnings Per Share	$1.10 to $1.20

Free Cash Flow (in millions)	$60 to $65
Capital Expenditures (in millions)	$65 to $70

Inherent in this outlook are certain key assumptions such as the expectation that the Company’s revenue growth will be in line with the anticipated growth rates in its key markets. Additionally, there is an assumption that the Company will not receive regulatory approvals for significant new products or achieve breakthroughs in new markets. Gross margin will vary within the ranges noted and could potentially be higher or lower due to changes in raw material

STERIS Corporation

News Announcement

pricing. The tax rate will vary from quarter to quarter and could be outside the above range pending audit activity and performance in international locations. Included in the outlook provided is the net impact of the transfer of Erie manufacturing operations to Mexico, which is expected to reduce pre-tax earnings by approximately $10 million. Also included is the expense of stock-based compensation in the amount of approximately $10 million. The Company’s results are expected to follow its regular pattern of sequentially increasing revenues throughout the year. In fiscal 2007, this pattern may be accentuated by the nature of the costs and benefits associated with the transfer of Erie manufacturing operations to Mexico. As a result, roughly one-third of annual earnings is expected to be achieved in the first half of the year and two-thirds in the second half, totaling anticipated earnings per diluted share for fiscal 2007 of $1.10 to $1.20. Free cash flow levels for fiscal 2007, when compared with fiscal 2006, reflect the timing of tax payments and expected increases in capital spending levels.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on May 10, 2006, until 5:00 p.m. Eastern time on May 24, 2006, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated

STERIS Corporation

News Announcement

employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

(1)	Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less purchases of property, plant, equipment, and intangibles, net (capital expenditures). STERIS’s calculation of free cash flow may vary from other companies.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$331,274	$307,041	$1,160,285	$1,081,674
Cost of revenues	197,944	177,576	676,100	619,753

Gross profit	133,330	129,465	484,185	461,921

Operating expenses:
Selling, general, and administrative	81,384	75,805	315,582	289,068
Restructuring expense	25,308	—	25,308	—
Research and development	8,036	7,325	33,597	31,509

	114,728	83,130	374,487	320,577

Income from operations	18,602	46,335	109,698	141,344
Non-operating expense, net	845	1,032	1,580	3,052

Income from continuing operations before income tax expense	17,757	45,303	108,118	138,292
Income tax expense	10,313	20,214	45,172	54,620

Income from continuing operations	7,444	25,089	62,946	83,672
Gain on sale of discontinued operations, net of tax	1,008	—	6,234	—
(Loss) income from discontinued operations, net of tax	—	(76)	1,109	2,308

Net income	$8,452	$25,013	$70,289	$85,980

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.11	$0.36	$0.92	$1.21
Discontinued operations	0.02	0.00	0.11	0.03

Net income	$0.13	$0.36	$1.03	$1.24

Diluted earnings per common share
Continuing operations	$0.11	$0.36	$0.91	$1.20
Discontinued operations	0.01	0.00	0.11	0.03

Net income	$0.12	$0.36	$1.02	$1.23

Cash dividends declared per common share outstanding	$0.04	—	$0.16	—

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	67,425	69,398	68,238	69,254
Diluted number of common shares outstanding	68,066	70,063	68,939	70,022

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2006	March 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$72,732	$23,547
Accounts receivable, net	242,002	245,471
Inventories, net	112,224	98,487
Other current assets	33,357	15,977
Current assets of discontinued operations	—	36,650

Total Current Assets	460,315	420,132

Property, plant, and equipment, net	401,536	408,848
Goodwill and intangible assets, net	326,529	350,112
Other assets	593	1,786
Long term assets of discontinued operations	—	4,844

Total Assets	$1,188,973	$1,185,722

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$87,057	$68,608
Other current liabilities	147,089	130,015
Current liabilities of discontinued operations	—	23,193

Total Current Liabilities	234,146	221,816

Long-term debt	114,480	104,274
Other liabilities	109,520	97,108
Liabilities of discontinued operations	—	6,886
Shareholders’ equity	730,827	755,638

Total Liabilities and Shareholders’ Equity	$1,188,973	$1,185,722

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2006	2005
	(Unaudited)
Operating Activities:
Net income	$70,289	$85,980
Non-cash items	47,203	61,817
Working capital adjustments	44,463	1,068

Net cash provided by operating activities	161,955	148,865

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(51,170)	(56,167)
Proceeds from sale of discontinued operations	22,111	—
Investments in businesses, net of cash acquired	(7,165)	(131,106)

Net cash used in investing activities	(36,224)	(187,273)

Financing Activities:
Proceeds (payments) under credit facilities, net	(4,708)	(3,198)
Payments on long-term obligations and capital leases, net	11,780	(3,674)
Repurchases of common shares	(84,153)	(33,868)
Cash dividends paid to common shareholders	(10,937)	—
Deferred financing fees	(217)	—
Stock options and other equity transactions, net	11,834	21,587

Net cash used in financing activities	(76,401)	(19,153)
Effect of exchange rate changes on cash and cash equivalents	(145)	808

Increase (decrease) in cash and cash equivalents	49,185	(56,753)
Cash and cash equivalents at beginning of period	23,547	80,300

Cash and cash equivalents at end of period	$72,732	$23,547

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$233,591	$218,996	$817,014	$763,879
Life Sciences	65,898	56,859	215,827	213,003
STERIS Isomedix Services	31,785	31,186	127,444	104,792

Total Segment Revenues	$331,274	$307,041	$1,160,285	$1,081,674

Segment Operating Income (Loss):
Healthcare	$11,306	$40,409	$88,914	$125,589
Life Sciences	2,427	43	(379)	(3,843)
STERIS Isomedix Services	4,869	5,883	21,163	19,598

Total Segment Operating Income	$18,602	$46,335	$109,698	$141,344

STERIS Corporation

Non-GAAP Disclosures (Unaudited)

(In thousands, except per share data)

The following tables present financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commissions rules. The Company has referred to results of operations excluding restructuring expenses and the results of discontinued operations, in order to provide meaningful comparative analysis between the periods presented.

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures). Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,
	2006	2005
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$161,955	$148,865
Purchases of property, plant, equipment, and intangibles, net	51,170	56,167

Free Cash Flow from Continuing Operations	$110,785	$92,698

The following tables reconcile reported net income to net income from continuing operations, excluding restructuring expenses:

	Three Months Ended March 31,
	2006		2005
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income, As Reported	$8,452	$0.12	$25,013	$0.36
Less Discontinued Operations:
Gain on the Sale of Discontinued Operations, Net of Tax	1,008	0.01	—	—
Income (loss) from Discontinued Operations, Net of Tax	—	—	(76)	(0.00)

Net Income From Continuing Operations	$7,444	$0.11	$25,089	$0.36

Restructuring Expenses, Net of Tax of $9,607	15,701	0.23	—	—

Net Income From Continuing Operations, Excluding Restructuring Expenses	$23,145	$0.34	$25,089	$0.36

	Fiscal Year Ended March 31,
	2006		2005
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income , As Reported	$70,289	$1.02	$85,980	$1.23
Less Discontinued Operations:
Gain on the Sale of Discontinued Operations, Net of Tax	6,234	0.09	—	—
Income (loss) from Discontinued Operations, Net of Tax	1,109	0.02	2,308	0.03

Net Income From Continuing Operations	$62,946	$0.91	$83,672	$1.20

Restructuring Expenses, Net of Tax of $9,607	15,701	0.23	—	—

Net Income From Continuing Operations, Excluding Restructuring Expenses	$78,647	$1.14	$83,672	$1.20

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Segment Operating Income (Loss) Excluding Restructuring Expenses:
Healthcare	$36,132	$40,409	$113,740	$125,589
Life Sciences	2,909	43	103	(3,843)
STERIS Isomedix Services	4,869	5,883	21,163	19,598

Total Segment Operating Income	$43,910	$46,335	$135,006	$141,344